Exhibit 99.01

News Release

Contact: Lynda Michielutti
Phone: 952-591-3846
lmichielutti@moneygram.com

MoneyGram International Names Pamela Patsley
Chairman of the Board;
Anthony Ryan President & CEO

MINNEAPOLIS (Jan. 21, 2009) —MoneyGram International (NYSE: MGI) today announced that its Board of Directors has appointed Pamela Patsley as Executive Chairman of the Board and named Anthony Ryan President and Chief Executive Officer. Ryan also was elected to the MoneyGram Board of Directors.

“This is an exciting development for MoneyGram,” said Seth Lawry, Director and Chair of the Human Resources and Nominating Committee for MoneyGram. “Pam Patsley has a proven track record in the payments and processing industry. Her solid insight and international perspective in combination with Tony’s sound vision and strong employee and agent relationships will be invaluable as we leverage opportunities to grow the MoneyGram business across the globe and build value for all of MoneyGram’s stakeholders.”

Patsley spent seven years at First Data Corporation, most recently as President of First Data International, where she was responsible for all of the company’s business outside the U.S. Prior to First Data, she served as CEO of Paymentech Inc., which she took public in 1996 and then sold to First Data for an enterprise value of $1 billion in 1999. Since leaving First Data in late 2007, Patsley has worked with private equity firms to evaluate payment services business opportunities. Patsley currently sits on the boards of three other public companies.

“There are tremendous growth opportunities in the global payments industry,” said Patsley. “I’m excited about the extraordinary possibilities ahead for MoneyGram. This is a terrific organization with a solid management team and I’m eager to help drive initiatives underway to expand distribution and provide worldwide consumers with superior value and enhanced payment products.”

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MoneyGram Names Patsley Chairman, Anthony Ryan President & CEO

Tony Ryan, a 25-year industry veteran, joined MoneyGram in 1995 and has been responsible for overseeing day-to-day operations of the Company since June 2008. Prior to this, he served as Executive Vice President and COO, President of MoneyGram Global Payment Products and Services, and led the Global Funds Transfer Group, which included the international money transfer business. Ryan spent his first six years with the company in the finance area, serving as controller for two business divisions and then as corporate Chief Financial Officer. Prior to joining MoneyGram, Ryan spent 10 years with First Data Corp. in Colorado.

Ryan said, “I’m honored to be named CEO and very appreciative of the Board’s support. I’m looking forward to working closely with Pam and our senior management team to continue to build a world-class organization. Through the focused work of a very talented and dedicated team of employees and an outstanding group of agent partners, we have laid a solid foundation for future growth.”

In addition to Patsley and Ryan, MoneyGram’s board of directors is composed of Thomas M. Hagerty, Managing Director, Thomas H. Lee Partners, L.P.; Jess T. Hay, Chairman, Texas Foundation for Higher Education; Scott  L. Jaeckel, Managing Director, Thomas H. Lee Partners, L.P.; Seth W. Lawry, Managing Director, Thomas H. Lee Partners, L.P.; Othón Ruiz-Montemayor, Chairman, Grupo Inversiones Monterrey, S.A. de C.V. and former Chief Executive Officer of Grupo Financiero Banorte, S.A. de C.V. and Fomento Economico Mexicano, S.A. de C.V.; Ganesh Rao, Principal, Thomas H. Lee Partners, L.P.; and Dr. Albert M. Teplin, an economist formerly with the Board of Governors of the Federal Reserve.

About MoneyGram
MoneyGram International, Inc. is a leading global payment services company. The company’s major products and services include global money transfers, money orders and payment processing solutions for financial institutions and retail customers. MoneyGram has approximately 176,000 global money transfer agent locations in 180 countries and territories. For more information, visit the company’s website at www.moneygram.com.

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